Exhibit 11.2

Consent of Independent Auditor

We consent to the use in this Post-Qualification Amendment of Regulation A Offering Statement on Form 1-A of our report dated April 20, 2021, relating to the financial statements of Fundrise Growth eREIT II, LLC, appearing in this Post-Qualification Amendment of Regulation A Offering Statement.

We consent to the use in this Post-Qualification Amendment of Regulation A Offering Statement on Form 1-A of our report dated March 8, 2021, relating to the financial statements of MP The Palmer, LLC, appearing in this Post-Qualification Amendment of Regulation A Offering Statement.

We also consent to the references of our firm under the heading “Experts” in such Regulation A Offering Statement.

/s/ RSM US LLP

McLean, Virginia

May 19, 2021